UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 16, 2010

                       AMERICAN BIO MEDICA CORPORATION

(Exact name of registrant as specified in its charter)

New York	0-28666	14-1702188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

122 Smith Road, Kinderhook, NY 12106
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  518-758-8158

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On December 16, 2010, American Bio Medica Corporation (“ABMC”) filed a complaint in the Supreme Court of the State of New York in Columbia County against Martin R. Gould (“Gould”), Jacqueline Gale (“Gale”), Advanced Diagnosticum Products, Inc. (“ADPI”) and Biosure, Inc. (“Biosure”), together the “Defendants”. The Complaint alleges that Gould, ABMC’s former Chief Science Officer and Executive Vice President of Technology and Gale, ABMC’s former Vice President of Manufacturing and Development, were performing illegal, competitive, employment-related services for ADPI and Biosure during their employment with ABMC, and using ABMC resources to perform such services. ABMC also alleges that Gould and Gale were performing such services in their capacity as employees and/or officers of ADPI and Biosure. The Defendants continue to engage in these illegal actions, therefore, in addition to the compensatory and punitive damages noted below, ABMC is also seeking an injunction restraining the Defendants from further engaging in such illegal actions.

In the Complaint, ABMC asserts claims of breach of duty of loyalty, breach of contract, violation of fiduciary duty and unfair competition and conversion specifically against Gould, and claims of breach of duty, violation of fiduciary duty and unfair competition and conversion specifically against Gale. In addition to these claims, ABMC asserts claims of conversion, tortious interference with contract, interference with prospective advantage and common law misappropriation of trade secret information against all Defendants. ABMC is seeking judgment on nine (9) causes of action, and is seeking compensatory damages against Defendants in such amount as may be established at trial; together with punitive damages in the amount of one million dollars ($1,000,000) for each cause of action in the Complaint.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION (Registrant)

Dated: December 22, 2010	By:	/s/ Melissa A. Waterhouse
Melissa A. Waterhouse
Vice President & Chief Compliance Officer
Corporate Secretary